================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported)
                        March 1, 2006 (February 23, 2006)



                                 GENE LOGIC INC.
             (Exact name of registrant as specified in its charter)


       DELAWARE                     0-23317                      06-1411336
--------------------------------------------------------------------------------
(State of Incorporation)   (Commission File Number)            (IRS Employer
                                                          Identification Number)


                             610 Professional Drive
                          Gaithersburg, Maryland 20879
                    (Address of principal executive offices)

                                 (301) 987-1700
              (Registrant's telephone number, including area code)

                                       NA
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

SECTION 1.      REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01.      Entry Into A Material Definitive Agreement


     (a) On February 23, 2006, the Board of Directors of the Company, upon the recommendation of the Board's Compensation Committee (the "Committee"), adopted a 2006 Performance Year Incentive Compensation Plan, pursuant to which each of the executive officers and other participating employees of the Company will be eligible to earn incentive compensation based on a combination of performance of the relevant division and individual performance during 2006. A summary of the material terms of the incentive compensation plan are as follows.

     Under the plan, participants (except as noted below) are eligible to receive a cash incentive compensation payment out of an aggregate incentive compensation pool for their respective division. A participant in corporate/shared services is eligible to receive a cash incentive payment from a pool based 1/3 each on the performance of each of the three divisions. Each general manager of a division is eligible to receive a payment from an aggregate pool for general managers based 80% on the performance of his own division and 10% each on the performance of the other two divisions. Executive officers not in an operating division and other direct reports to the CEO will receive a cash incentive from the corporate/shared services incentive pool. In all cases, including for that of executive officers, the actual amount paid to each individual will be further adjusted based on personal performance and contribution. For executive officers, all bonus payments will be recommended by the CEO and approved by the Committee.

     The amount contributed to each incentive pool for each participant in such pool is based on the applicable percentage of base salary for each participant in the pool, assuming 100% achievement of the relevant performance targets for the division(s). It is then prorated to reflect the actual performance achieved in 2006 over stated thresholds. If the target for any division exceeds 100% of the target, the pool for such division will be increased by a percentage of the amount in excess of the target, or in the case of the DRS division, a stated percentage tied to each of their targets.

     The Chief Executive Officer's (the "CEO") target incentive compensation assuming 100% achievement of relevant targets is 60% of base salary. The other participating executive officers' target incentive compensation assuming 100% achievement of relevant targets is between 30-50% of their respective base salaries. These officers and other participants could receive a larger percentage of salary in the event of superior divisional or individual performance or a smaller percentage of salary in the event of inferior divisional or individual performance; each incentive pool could increase if the applicable division exceeds the targets set by the Board for that division, but the aggregate amount payable under the plan to employees, including officers, may not exceed the aggregate amount of the incentive compensation pools.

     For each division, performance targets for 2006 have been established by the Board of Directors, including threshold amounts for each target that require improvement over the prior year. At or below such threshold amounts, no incentive compensation payments would be made to employees with respect to the related performance target. A prorated payment would be made for results between threshold and target. Performance targets for the Genomics Services and Nonclinical Services divisions are based on revenue and operating profit/loss for the respective division. Performance targets for the DRS division are based on achievement of certain research and development goals, as well as a net loss target and a certain minimum level of revenue. Upon recommendation of the Committee, the Board will approve the total funding of the incentive compensation plan in 2007, based on 2006 performance, depending on actual 2006 financial performance and achievement of targets for the relevant performance measures.

     The Committee will then evaluate the CEO's individual performance for 2006 and will submit to the Board the Committee's recommendation regarding the amount of cash incentive compensation payable to the CEO. The CEO will evaluate each other participating executive officer's 2006 performance and will submit to the Committee his recommendations regarding the amount of the cash incentive compensation payable to each individual out of the applicable pool. The Committee shall have the final authority to approve the CEO's recommendations regarding the amount of the cash incentive compensation payable to each other executive officer under the plan.

     (b) In addition to the payment he will receive under the 2005 Executive Incentive Compensation Plan, the Committee also approved an additional incentive cash payment of $26,683.20 to Dennis Rossi, Sr. Vice President and General Manager, Genomics for his contribution to the performance of his division in 2005.

                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  Gene Logic Inc.


                                                  By: /s/ Philip L. Rohrer, Jr.
                                                      --------------------------
                                                         Philip L. Rohrer, Jr.
                                                         Chief Financial Officer


Dated: March 1, 2006